Guardion Health Sciences Announces an Increase in the Pricing of its Previously Announced Underwritten Public Offering

San Diego, CA – August 15, 2019 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (Nasdaq: GHSI), previously announced the pricing of an underwritten public offering of 13,000,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and warrants to purchase up to 13,000,000 shares of the Company’s common stock. Each share of common stock is being sold together with one warrant to purchase one share of common stock at a combined price to the public of $0.45 per share and warrant, which is an increase of $0.05 per share and warrant than previously disclosed. The amount of securities being issued and sold in this offering will remain the same. The shares of common stock or pre-funded warrants and the accompanying warrants can only be purchased together in this offering, but will be issued separately and will be immediately separable upon issuance. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $5.85 million, an increase of $650,000 in gross proceeds that previously disclosed.

The warrants will be immediately exercisable at a price of $0.5850 per share of common stock and will expire on August 15, 2024, five years from the date of issuance. The warrants also provide that if during the period of time between the date that is the earlier of (i) 30 days after the effective date of the registration statement filed in connection with this offering and (ii) the trading day on which a total of more than 40,000,000 shares of the common stock has traded since the pricing of this offering, and ending 12 months after the effective date of the registration statement, if the volume weighted-average price of common stock immediately prior to the exercise date is lower than the then-applicable exercise price per share, each warrant may be exercised, at the option of the holder, on a cashless basis for one share of common stock. The offering is expected to close on or about August 15, 2019, subject to customary closing conditions.

Maxim Group LLC and WallachBeth Capital, LLC are acting as joint-bookrunning managers in connection with the offering. Westpark Capital, Inc. is acting as co-manager in the offering.

Guardion also has granted to the underwriter a 45-day option to purchase up to an additional 1,950,000 shares of common stock and/or warrants to purchase up to 1,950,000 shares of common stock, at the public offering price less discounts and commissions.

The offering is being conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-233067) previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (“SEC”) on August 12, 2019. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745. Before investing in this offering, interested parties should read in their entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Guardion Health Sciences, Inc.

Guardion is an ocular health sciences company that develops, formulates and distributes conditionspecific medical foods supported by evidence-based protocols, with an initial medical food product, Lumega-Z®, that addresses a depleted macular protective pigment, a known risk factor for agerelated macular degeneration (“AMD”) and a significant component of functional vision performance. Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the Securities and Exchange Commission (“SEC”) at www.sec.gov.

About VectorVision®

VectorVision®, operating through a wholly-owned subsidiary of the Company, specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forwardlooking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the Company’s process to expand into the large Asian markets and considering additional business opportunities across Asia. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to expand into the large Asian markets as planned, the Company’s ability to conclude additional business opportunities across Asia, the Company’s ability to raise sufficient financing to implement its business plan, the Company’s ability to successfully develop and commercialize its proprietary products and technologies and statements regarding the proposed public offering. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Michael Favish

Chief Executive Officer.

Telephone: (858) 605-9055 x 201

E-mail: mfavish@guardionhealth.com